Exhibit 99.1

WEX Inc. Reports First Quarter 2016 Financial Results

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--April 27, 2016--WEX Inc. (NYSE:WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended March 31, 2016.

First Quarter 2016 Financial Results

Total revenue for the first quarter of 2016 increased 2% to $205.9 million from $202.3 million for the first quarter of 2015. Adjusting for constant currency, fuel prices, and fuel spreads, revenue for the first quarter increased approximately 12%. See Exhibit 1 for a full reconciliation of the previously mentioned adjustments. Net income to common shareholders on a GAAP basis was $23.1 million, or $0.59 per diluted share, compared with $22.3 million, or $0.57 per diluted share, for the first quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the first quarter of 2016 decreased 18.7% to $37.6 million, or $0.97 per diluted share, from $46.2 million, or $1.19 per diluted share, for the same period a year ago. See Exhibit 2 for a full reconciliation of adjusted net income.

"I am pleased to report a solid start to the year, with first quarter results coming in ahead of our top and bottom line expectations. We generated strong organic growth across the business and continued to execute against our strategic priorities despite continued macroeconomic headwinds,” said Melissa Smith, WEX's president and chief executive officer. "Our focus on simplification through innovative technology, user-friendly tools and industry-leading customer service continues to fuel our growth."

Smith continued, “As we move through 2016, I look forward to maintaining this momentum to deliver organic growth in each of our segments. Additionally, we will continue to realize the benefits of our targeted investment strategy, further increase scale and extend our reach in both the U.S. and around the world. Overall, we feel very good about our position in the market as we continue to elevate our market leadership and enhance our product and service portfolio to meet the diverse needs of our global customers."

First Quarter 2016 Performance Metrics

  Average number of vehicles serviced worldwide was approximately 9.5 million, an increase of 3% from the first quarter of 2015.
  Total fuel transactions processed increased 2% from the first quarter of 2015 to 99.6 million. Payment processing transactions increased 9% to 89.1 million.
  Average expenditure per payment processing transaction decreased 25% from the first quarter of 2015 to $48.67.
  U.S. retail fuel price decreased 23% to $1.97 per gallon from $2.57 per gallon in the first quarter of 2015.
  Total Travel and Corporate Solution card purchase volume grew 18% to $4.9 billion, from $4.2 billion for the first quarter of 2015.

Financial Guidance and Assumptions

  For the second quarter of 2016, WEX expects revenue in the range of $216 million to $226 million and adjusted net income in the range of $37 million to $40 million, or $0.96 to $1.04 per diluted share.
  For the full year 2016, the Company expects revenue in the range of $879 million to $909 million and adjusted net income in the range of $158 million to $170 million, or $4.07 to $4.37 per diluted share.

Second quarter 2016 guidance is based on an assumed average U.S. retail fuel price of $2.20 per gallon, and approximately 39 million shares outstanding. Full-year 2016 guidance is based on an assumed average U.S. retail fuel price of $2.14 per gallon and approximately 39 million shares outstanding. The fuel prices referenced above are based on the applicable NYMEX futures price.

The Company's guidance also assumes that second quarter 2016 fleet credit loss will range between 7 and 12 basis points, and full year 2016 fleet credit loss will range between 10 and 15 basis points. The Company's full year 2016 guidance excludes the impact and closing expenses of the Electronic Funds Source ("EFS") acquisition, due to the uncertain timing of the regulatory review process.

The Company's guidance excludes the impact of certain acquisition related costs, non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments, stock-based compensation, restructuring charges, gain on divestitures and the amortization of purchased intangibles as well as the related tax and non-controlling interest impacts of the forgoing adjustments.

Additional Information

Exhibit 1 reconciles revenue adjusted for foreign exchange impact ("FX"), fuel prices, and fuel spread and their tax impacts and adjusted net income for the impact of FX, fuel prices, fuel spreads and fuel hedges and their tax impacts, which has not been determined in accordance with GAAP for the three months ended March 31, 2016 and 2015.

Exhibit 2 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three months ended March 31, 2016 and 2015.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

WEX has historically used fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the first quarter of 2016, the Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market loss of $5.0 million on these instruments.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended March 31, 2016. This table is presented as Exhibit 3. The Company is also providing selected segment revenue information for the three months ended March 31, 2016 and 2015 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, April 27, 2016, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 77103540. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE:WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 9.5 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway, and Singapore. WEX and its subsidiaries employ more than 2,000 associates. The Company has been publicly traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit www.wexinc.com and follow WEX on Twitter at @WEXIncNews.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management's expectations for future growth opportunities, acquisitions and market expansion; and, confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired or plans to acquire; the Company's failure to successfully operate and expand ExxonMobil's European commercial fuel card program, or Esso Card; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or capacity generally, and as a result of potential acquisitions specifically; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2015, filed on Form 10-K with the Securities and Exchange Commission on February 26, 2016. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended March 31,
	2016	2015
Total revenues	$205,928	$202,285
Expenses
Salary and other personnel	63,410	58,417
Restructuring	1,589	8,559
Service fees	36,759	30,070
Provision for credit losses	3,917	3,914
Technology leasing and support	11,076	9,434
Occupancy and equipment	5,712	4,997
Depreciation and amortization	22,264	21,387
Operating interest expense	1,386	1,579
Cost of hardware and equipment sold	905	1,109
Other	17,783	15,794
Gain on divestiture	—	(1,215)
Total operating expenses	164,801	154,045
Operating income	41,127	48,240
Financing interest expense	(21,558)	(12,088)
Net foreign currency gain (loss)	16,124	(4,376)
Net realized and unrealized gain on fuel price derivative instruments	711	2,749
Income before income taxes	36,404	34,525
Income taxes	13,183	14,492
Net income	23,221	20,033
Less: Net gain (loss) attributable to non-controlling interests	135	(2,312)
Net earnings attributable to WEX Inc.	$23,086	$22,345
Net earnings attributable to WEX Inc. per share:
Basic	$0.60	$0.58
Diluted	$0.59	$0.57
Weighted average common shares outstanding:
Basic	38,756	38,859
Diluted	38,850	38,952

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)

	March 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$515,322	$279,989
Accounts receivable (less reserve for credit losses of $12,151 in 2016 and $13,832 in 2015)	1,567,154	1,508,605
Securitized accounts receivable, restricted	86,278	87,724
Income taxes receivable	6,830	—
Available-for-sale securities	19,178	18,562
Fuel price derivatives, at fair value	—	5,007
Property, equipment and capitalized software (net of accumulated depreciation of $201,882 in 2016 and $192,140 in 2015)	146,511	138,585
Deferred income taxes, net	9,168	10,303
Goodwill	1,123,474	1,112,878
Other intangible assets, net	461,599	470,712
Other assets	208,263	215,544
Total assets	$4,143,777	$3,847,909
Liabilities and Stockholders’ Equity
Accounts payable	$451,781	$378,811
Accrued expenses	165,378	156,180
Income taxes payable	—	2,732
Deposits	1,041,695	870,518
Securitized debt	75,053	82,018
Revolving line-of-credit facilities and term loan, net	670,969	664,918
Deferred income taxes, net	94,463	83,912
Notes outstanding, net	394,983	394,800
Other debt	50,561	50,046
Amounts due under tax receivable agreement	57,537	57,537
Other liabilities	10,034	10,756
Total liabilities	3,012,454	2,752,228
Commitments and contingencies
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 43,133 shares issued in 2016 and 43,079 in 2015; 38,801 shares outstanding in 2016 and 38,746 in 2015	431	431
Additional paid-in capital	176,455	174,972
Non-controlling interest	13,028	12,437
Retained earnings	1,206,720	1,183,634
Accumulated other comprehensive income	(92,969)	(103,451)
Less treasury stock at cost; 4,428 shares in 2016 and 4,428 shares in 2015	(172,342)	(172,342)
Total stockholders’ equity	1,131,323	1,095,681
Total liabilities and stockholders’ equity	$4,143,777	$3,847,909

Exhibit 1

FX and PPG Adjusted Revenue by Segment (in thousands) (unaudited)

	Three months ended March 31,
				2016 vs 2015 % change
	2016	2015	% Change	excluding FX	excluding PPG	excluding FX/PPG
Fleet Solutions Revenue	$121,074	128,490	(5.8)%	(4.1)%	6.6%	8.2%
Travel and Corporate Solutions Revenue	45,142	43,073	4.8%	7.3%	N/A	7.3%
Health and Employee Benefit Solutions Revenue	39,712	30,722	29.3%	34.5%	N/A	34.5%
Total	$205,928	$202,285	1.8%	4.2%	9.7%	12.0%

Reconciliation of Total FX and PPG Adjusted Revenue to GAAP Revenue (in thousands) (unaudited)

	Fleet Solutions Revenue		Travel and Corporate Solutions Revenue		Health and Employee Benefit Solutions Revenue		Total
	Three months ended March 31,
	2016	2015	2016	2015	2016	2015	2016	2015
Reported revenue	$121,074	128,490	$45,142	$43,073	$39,712	$30,722	$205,928	$202,285
FX adjustment	2,094	—	1,064	—	1,619	—	4,777	—
PPG adjustments	15,885	—	—	—	—	—	15,885	—
Total FX and PPG adjusted revenue	$139,053	$128,490	$46,206	$43,073	$41,331	$30,722	$226,590	$202,285

To determine revenue on a FX adjusted basis, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-US denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year. To determine revenue on a PPG adjusted basis, revenue was adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year.

Although FX and PPG adjusted revenue is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the volatility associated with foreign exchange rates and fuel price. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a FX and PPG adjusted revenue basis as management considers this an important measure of operational performance.

Reconciliation of ANI to ANI Adjusted for FX and PPG (in thousands, except per share data) (unaudited)

	For the three months ended March 31,
	2016	2015	% change
Adjusted net income attributable to WEX Inc.	$37,581	$46,218	(18.7)%

FX adjustment	1,734	—
Tax impact of FX adjustment	(631)	—
FX adjustment, net of tax	1,103	—
Adjusted net income attributable to WEX Inc., with net FX adjusted only	38,684	46,218	(16.3)%

PPG/hedge adjustment	9,374	(12,094)
Tax impact of PPG adjustment	(3,413)	4,438
PPG/hedge adjustment, net of tax	5,961	(7,656)
Adjusted net income attributable to WEX Inc., with net PPG adjusted only	43,542	38,562	12.9%

FX adjustment	1,734	—
PPG/hedge adjustment	9,374	(12,094)
Tax impact of adjustments	(4,044)	4,438
FX and PPG/hedge adjustments, net of tax	7,064	(7,656)
Adjusted net income attributable to WEX Inc., with net FX and PPG/hedge adjustments	44,645	38,562	15.8%

Adjusted net income attributable to WEX Inc., with net FX and PPG/hedge adjustments per share: Diluted	$1.15	$0.99	16.2%

Weighted average common shares outstanding: Diluted	38,850	38,952

To determine adjusted net income on a FX adjusted basis, revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-US denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, net of tax.

To determine adjusted net income on a PPG adjusted basis, revenue, and expenses variable to changes in fuel prices, were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year. Realized gains or losses on fuel price related hedges were removed from both current and the same period in the prior year.

Although FX and PPG adjusted net income is not calculated in accordance with GAAP, this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the volatility associated with foreign exchange rates and fuel price. Specifically, in addition to evaluating the Company's performance on a ANI basis, management evaluates the Company's performance on a FX and PPG adjusted ANI basis as management considers this an important measure of operational performance.

Exhibit 2 Reconciliation of Adjusted Net Income to GAAP Net Earnings (in thousands) (unaudited)

	Three months
	ended 2016	March 31, 2015

Adjusted Net Income attributable to WEX Inc.	$37,581	$46,218
Acquisition and divestiture related items	(27,945)	(10,944)
Stock-based compensation	(4,243)	(3,218)
Restructuring costs	(1,589)	(8,559)
Changes in unrealized fuel price derivatives	(5,007)	(9,345)
Net foreign currency remeasurement gain (loss)	16,124	(4,376)
ANI adjustments attributable to noncontrolling interest	(69)	2,853
Tax related items	8,234	9,716
Net earnings attributable to WEX Inc.	$23,086	$22,345

Although adjusted net income is not calculated in accordance with GAAP this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes other specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  The Company considers certain acquisition-related costs, including certain financing costs, financing fees and ticking fees, investment banking fees, warranty and indemnity insurance, acquisition related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In prior periods not reflected above, the Company has adjusted for goodwill impairments, acquisition related assets impairments and adjustment to the tax receivable agreement. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring charges are related to employee termination benefits from certain identified initiatives to further streamline the business, improve the Company's efficiency, non-reoccurring costs to create synergies, and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor provide meaningful insight into the fundamentals of current or past operations of our business.
  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price-related derivative contracts.
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of foreign currency cash, receivable and payable balances, certain intercompany notes and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the forgoing adjustments is the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision. The Company is unable to reconcile our adjusted net income guidance to the comparable GAAP measure because of the difficulty in predicting the amounts to be adjusted.

Exhibit 3 Selected Non-Financial Metrics

	Q1 2016	Q4 2015	Q3 2015	Q2 2015	Q1 2015
Fleet Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	89,097	84,763	89,578	86,700	81,934
Gallons per payment processing transaction	22.7	23.3	23.0	23.1	23.1
Payment processing gallons of fuel (000s)	2,018,310	1,972,028	2,064,100	2,005,051	1,890,048
Average US fuel price (US$ / gallon)	$1.97	$2.29	$2.61	$2.74	$2.57
Average Australian fuel price (US$ / gallon)	$3.10	$3.36	$3.63	$3.91	$3.73
Payment processing $ of fuel (000s)	$4,336,399	$5,000,752	$5,825,928	$5,980,928	$5,344,929
Net payment processing rate	1.44%	1.46%	1.38%	1.34%	1.36%
Fleet payment processing revenue (000s)	$62,290	$72,995	$80,230	$80,127	$72,943
Travel and Corporate Solutions – Payment Processing Revenue:
Purchase volume (000s)	$4,879,001	$4,567,831	$5,800,134	$4,922,400	$4,150,298
Net interchange rate	0.71%	0.80%	0.76%	0.76%	0.79%
Payment solutions processing revenue (000s)	$34,626	$36,726	$44,386	$37,564	$32,635
Health and Employee Benefit Solutions:
Domestic Purchase volume (000s)	$1,092,552	$591,445	$651,845	$760,589	$889,569

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 4 Segment Revenue Information First Quarter Ended March 31, 2016 and 2015 (in thousands) (unaudited)

Fleet Solutions
	Three months ended March 31,		Increase (decrease)
	2016	2015	Amount	Percent
Revenues
Payment processing	62,290	72,943	(10,653)	(14.6)%
Other	58,784	55,547	3,237	5.8%
Total revenues	$121,074	$128,490	$(7,416)	(5.8)%

Travel and Corporate Solutions
	Three months ended March 31,		Increase (decrease)
	2016	2015	Amount	Percent
Revenues
Payment processing	$34,626	$32,635	$1,991	6.1%
Other	10,516	10,438	78	0.7%
Total revenues	$45,142	$43,073	$2,069	4.8%

Health and Employee Benefit Solutions
	Three months ended March 31,		Increase (decrease)
	2016	2015	Amount	Percent
Total revenues	$39,712	$30,722	$8,990	29.3%

CONTACT:
News Media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investors:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com